15 Christy's Drive
Brockton, MA 02401
Tel  508-583-6519
Fax  508-586-7565


17 Accord Park Drive
Norwell, MA  02061
Tel  617-878-8850
Fax  617-871-0256


                KEITH HERSEY SHEEHAN BENOIT DEMPSEY & OMAN, P.C.


                                November 22, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                         Re: Falmouth Co-operative Bank

Ladies and Gentlemen:

         We have read the section "Proposal 2 -- Ratification of Appointment of Independent Auditors" in the Proxy Statement-Prospectus of Falmouth Co-operative Bank and Falmouth Bancorp, Inc. and agree with the statements contained therein.

                                        Very truly yours,



                                        Keith Hersey Sheehan Benoit
                                        Dempsey & Oman, P.C.